EXECUTION VERSION

LOAN AND SECURITY AGREEMENT Dated as of March 9, 2015
BLYTH, INC.,
BLYTH HOME EXPRESSIONS, INC.,
BLYTH DIRECT SELLING HOLDINGS, INC.,
BLYTH CATALOG AND INTERNET HOLDINGS, INC.,
KWA, INC.,
PURPLE TREE, INC.,
PARTYLITE HOLDING, INC.,
SILVER STAR BRANDS, INC.
PARTYLITE GIFTS, INC.
BJI CORPORATION,
PARTYLITE WORLDWIDE, LLC,
CANDLE CORPORATION OF AMERICA (DELAWARE), AND
CANDLE CORPORATION OF AMERICA,
as Borrowers

BANK OF AMERICA, N.A., as Lender

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION 1

1.1	Definitions 1

1.2	Accounting Terms 29

1.3	Uniform Commercial Code 30

1.4	Certain Matters of Construction 30

SECTION 2.	CREDIT FACILITIES 30

2.1	Revolver Commitment 30

2.2	Requested Addition of Swiss Subline 32

2.3	Letter of Credit Facility 33

SECTION 3.	INTEREST, FEES AND CHARGES 34

3.1	Interest 34

3.2	Fees 35

3.3	Computation of Interest, Fees, Yield Protection 36

3.4	Reimbursement Obligations 36

3.5	Illegality 36

3.6	Inability to Determine Rates 37

3.7	Increased Costs; Capital Adequacy 37

3.8	Mitigation 38

3.9	Funding Losses 38

3.10	Maximum Interest 38

SECTION 4.	LOAN ADMINISTRATION 38

- i -

Page

4.1	Manner of Borrowing and Funding Revolver Loans 38

4.2	Number and Amount of LIBOR Loans; Determination of Rate 39

4.3	Borrower Agent 39

4.4	One Obligation 39

4.5	Effect of Termination 39

SECTION 5.	PAYMENTS 40

5.1	General Payment Provisions 40

5.2	Repayment of Revolver Loans 40

5.3	Intentionally Omitted 40

5.4	Payment of Other Obligations 40

5.5	Marshaling; Payments Set Aside 40

5.6	Application of Payments; Dominion Account 40

5.7	Account Stated 40

5.8	Taxes 41

5.9	Nature and Extent of Each Borrower’s Liability 43

SECTION 6.	CONDITIONS PRECEDENT 45

6.1	Conditions Precedent to Closing Date 45

6.2	Conditions Precedent to All Credit Extensions 47

SECTION 7.	COLLATERAL 48

7.1	Grant of Security Interest 48

7.2	Lien on Deposit Accounts; Cash Collateral 49

- ii -

Page

7.3	Real Estate Collateral 49

7.4	Other Collateral 49

7.5	Limitations 50

7.6	Further Assurances; Extent of Liens 50

7.7	[Reserved] 50

7.8	Intercreditor Agreement 50

SECTION 8.	COLLATERAL ADMINISTRATION 50

8.1	Borrowing Base Reports 50

8.2	Accounts 51

8.3	Inventory 52

8.4	Equipment 52

8.5	Deposit Accounts; Securities Accounts 53

8.6	General Provisions 53

8.7	Power of Attorney 55

SECTION 9.	REPRESENTATIONS AND WARRANTIES 55

9.1	General Representations and Warranties 55

9.2	Complete Disclosure 60

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS 60

10.1	Affirmative Covenants 60

10.2	Negative Covenants 64

10.3	Financial Covenants 68

- iii -

Page

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT 69

11.1	Events of Default 69

11.2	Remedies upon Default 70

11.3	License 71

11.4	Setoff 71

11.5	Remedies Cumulative; No Waiver 71

SECTION 12.	MISCELLANEOUS 72

12.1	Amendments and Waivers 72

12.2	Indemnity 72

12.3	Notices and Communications 72

12.4	Performance of Borrowers’ Obligations 73

12.5	Credit Inquiries 73

12.6	Severability 73

12.7	Cumulative Effect; Conflict of Terms 73

12.8	Counterparts; Execution 74

12.9	Entire Agreement 74

12.10	No Control; No Advisory or Fiduciary Responsibility 74

12.11	Confidentiality 74

12.12	GOVERNING LAW 75

12.13	Consent to Forum 75

12.14	Waivers by Borrowers 75

- iv -

Page

12.15	Patriot Act Notice 76

12.16	Release Prior to Termination 76

12.17	NO ORAL AGREEMENT 76

12.18	SUBORDINATION OF INTERCOMPANY DEBT 76
LIST OF SCHEDULES
Schedule 8.5.1    Deposit Accounts
Schedule 8.5.3    Securities Accounts
Schedule 8.6.1    Business Locations
Schedule 9.1.4    Names and Capital Structure
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14    Environmental Matters
Schedule 9.1.15    Restrictive Agreements
Schedule 9.1.16    Litigation
Schedule 9.1.18    Pension Plans
Schedule 9.1.20    Labor Contracts
Schedule 10.2.2    Existing Liens
Schedule 10.2.7    Existing Intercompany Debt
Schedule 10.2.17    Existing Affiliate Transactions

- v -

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is dated as of March 9, 2015, among BLYTH, INC., a Delaware corporation (“Borrower 1”), BLYTH HOME EXPRESSIONS, INC., a Delaware corporation (“Borrower 2”), BLYTH DIRECT SELLING HOLDINGS, INC., a Delaware corporation (“Borrower 3”), BLYTH CATALOG AND INTERNET HOLDINGS, INC., a Delaware corporation (“Borrower 4”), KWA, INC., a Minnesota corporation (“Borrower 5”), PURPLE TREE, INC., a Delaware corporation (“Borrower 6”), PARTYLITE HOLDING, INC., a Delaware corporation (“Borrower 7”), SILVER STAR BRANDS, INC. (formerly known as Miles Kimball Company), a Wisconsin corporation (“Borrower 8”), PARTYLITE GIFTS, INC., a Virginia corporation (“Borrower 9”), BJI CORPORATION, a Delaware corporation (“Borrower 10”), PARTYLITE WORLDWIDE, LLC, a Delaware limited liability company (“Borrower 11”), CANDLE CORPORATION OF AMERICA (DELAWARE), a Delaware corporation (“Borrower 12”) and CANDLE CORPORATION OF AMERICA, a New York corporation (“Borrower 13”, and together with Borrower 1, Borrower 2, Borrower 3, Borrower 4, Borrower 5, Borrower 6, Borrower 7, Borrower 8, Borrower 9, Borrower 10, Borrower 11 and Borrower 12, collectively, the “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (including any Lending Office, “Lender”).
R E C I T A L S:
Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions
As used herein, the following terms have the meanings set forth below:
Account: all of each Borrower’s right, title, and interest in and to each presently existing and hereafter arising loan account, Account (as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered), contract right, Instrument, note, Document, Chattel Paper, General Intangible, and all other forms of obligations owing to each Borrower, all rights of each Borrower to receive payment thereof, together with all guarantees or other rights of each Borrower obtained in connection therewith, and any collateral therefor.
Account Debtor: a Person obligated under an Account.
Accounts Formula Amount: 85% of the Net Forced Liquidation Value of Eligible Accounts.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.
Additional Real Estate Availability Amount: means, (a) on any date prior to the Additional Real Estate Availability Date, $0 or (b) on any given date after the Additional Real Estate Availability Date, (1) the lesser of (A) $3,500,000 or (B) 50% of the fair market value of the real Property at 59 Armstrong Road,

Plymouth County, Massachusetts as determined by the most recent appraisal, minus (2) the aggregate of the Required Real Estate Availability Reductions made in accordance with Section 2.1.5 hereof.
Additional Real Estate Availability Date: the date on which the Loan Parties shall have provided the Related Real Estate Documents and all other documents and deliverables in connection with the Mortgage of the real Property located at 59 Armstrong Road, Plymouth County, Massachusetts.
Additional Swiss Subline Guarantors: has the meaning set forth in Section 2.2.
Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Allocable Amount: as defined in Section 5.9.3.
Annualized: with respect to any calculation referred to for any period, the amount thereof divided by a fraction, the numerator of which is the number of days in the relevant period and the denominator of which is 365.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: during any Fiscal Quarter, the margin set forth below, as determined by the average daily Availability for the immediately preceding Fiscal Quarter:

Level	Average Daily Availability	Base Rate Revolver Loans	LIBOR Revolver Loans
I	>$12,500,000	0.75%	1.75%
II	> $5,0000,000 but ≤ $12,500,000	1.00%	2.00%
III	< $5,000,000	1.25%	2.25%

Until June 30, 2015, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease on the first day of the calendar month following each Fiscal Quarter end. Anything contained in the immediately preceding sentence to the contrary notwithstanding, if Lender is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Lender, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt. In the event that the information contained in any such Borrowing Base Report is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to Lender a correct Borrowing Base Report for such Applicable Period, (ii) the Applicable Margin shall be determined as if such higher Applicable Margin (as set forth in the above schedule) were applicable for such Applicable Period, and (iii) the Borrowers shall immediately deliver to

Lender full payment in respect of the accrued additional interest on the Loans as a result of such increased Applicable Margin for such Applicable Period (it being understood that this provision shall in no way limit the rights of the Lender to exercise their rights under Section 3.1 or Section 11 hereof).
Asset Disposition: a sale, lease (as a lessor), license (as a licensor), consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.
Availability: the Borrowing Base minus Revolver Usage.
Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the IMS Reserve; (e) all accrued Royalties with respect to any Eligible Inventory, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral (other than (i) Liens of the Term Lender that are given senior priority pursuant to the Intercreditor Agreement and (ii) Permitted Liens (other than the Liens of the Term Lender) that have priority as a matter of law for which the underlying obligation is not yet then due) that are senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Lender in its Permitted Discretion may elect to impose from time to time.
Bank Product: any of the following products, services or facilities extended to an Obligor or Affiliate of an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.
Bank Product Debt: Debt, obligations and other liabilities of an Obligor or Affiliate of an Obligor with respect to Bank Products.
Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its Permitted Discretion in respect of Bank Product Debt.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%, without giving effect to any minimum floor rate specified in the definition of LIBOR.
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor (or its Subsidiary), without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor (or such Subsidiary), (ii) is evidenced by notes, drafts, bonds, debentures, loan documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business) or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business); (b) Capital Leases (and other Purchase Money Debt); (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.
Borrowing: a group of Loans (including Protective Advances) that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Revolver Commitment; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Cash Formula Amount, plus, the Additional Real Estate Availability Amount, minus the Availability Reserve.
Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance reasonably satisfactory to Lender.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, but excluding:
(a)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance or warranty proceeds (in each case to the extent such proceeds are permitted to be so used under the terms of the Loan Documents) paid on account of the loss of or damage to the assets being replaced, substituted for, restored or repaired and promptly made after receipt by a Borrower or Subsidiary of such insurance or warranty proceeds;
(b)    the purchase price of Equipment that is purchased simultaneously with the trade-in of existing Equipment permitted by Section 8.4.2(c) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such Equipment for the Equipment being traded in at such time;
(c)    expenditures that constitute Permitted Acquisitions or the Native Remedies Acquisition;
(d)     expenditures for leasehold improvements made (wholly or partly) with the proceeds of landlord allowance or contributions (to the extent of such contributions); and
(e)    expenditures paid from equity proceeds (from the sale of equity of Blyth, Inc.) raised after the date hereof and which proceeds have been earmarked for that purpose and are used for such purpose promptly after receipt by a Borrower or Subsidiary.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) other short term investments (as defined under GAAP) consistent with short term investments historically made by the Borrowers or their Subsidiaries prior to the Closing Date and maintained, with respect to the Obligors organized under the laws of the United States, in investment accounts at Lender (or an Affiliate of Lender) with respect to which Lender has a first priority perfected Lien.
Cash Formula Amount: 100% of certain unrestricted cash and unrestricted Cash Equivalents maintained in investment accounts at Lender with respect to which Lender has a first priority perfected Lien, subject to any documentation requested by Lender (which documentation will allow for the release of such cash or Cash Equivalents to the Borrowers if no Event of Default or Default then exists or would arise from such release and provided that it is understood and agreed that any such released cash or Cash Equivalents shall no longer be part of the Cash Formula Amount), each in form and content satisfactory to Lender in its sole discretion (but not greater than $1,000,000). Term Loan Lender may have a second priority Lien on such cash and Cash Equivalents, subject to the Intercreditor Agreement.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: at any time and for any reason whatsoever, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)) other than Permitted Holders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than (i) thirty percent (30%) of the voting equity securities of Blyth, Inc. and (ii) the percentage of the voting equity securities of Blyth, Inc. as to which the Permitted Holders collectively are, directly or indirectly, the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act; (b) the Permitted Holders collectively shall cease to be the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of at least twenty-five percent (25%) of the voting equity securities of Blyth, Inc.; provided that for purposes of this clause (b), in calculating the percentage of the voting equity securities of Blyth, Inc. that are collectively beneficially owned by Permitted Holders, voting equity securities issued by Blyth, Inc. for lawful consideration after the Closing Date to Persons other than Permitted Holders shall be disregarded (i.e., omitted from the denominator); (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Blyth, Inc. by Persons who were neither (i) nominated by the board of directors of Blyth, Inc. nor (ii) appointed by directors so nominated; (d) Blyth, Inc. shall cease (directly or indirectly) to own, free and clear of all Liens or other encumbrances (other than Liens pursuant to the Loan Documents or in favor of the Term Lender, so long as subject to the Intercreditor Agreement), 100% of the outstanding voting equity interests of each other Borrower on a fully diluted basis or (e) any holder of voting equity of any Borrower (other than Blyth, Inc.) is not a borrower or guarantor under this Agreement.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted by any Obligor, any Subsidiary of an Obligor or any Indemnitee (but excluding any action or omission by such Indemnitee that is determined in a final, non-appealable judgment by a court of competent jurisdiction to resulted from the gross negligence or willful misconduct of such Indemnitee) in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: the date on and time at which each of the conditions precedent outlined in Section 6.1 is satisfied by the Borrowers (or waived by Lender).
Closing Date Availability: an amount equal to the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) cash and Cash Equivalents, in each case that are unrestricted and subject to no Liens other than the Lien in favor of the Lender and the Lien in favor of the Term Lender (so long as subject to the Intercreditor Agreement) of the Borrowers, minus (iv) the Availability Reserve, minus (v) Revolver Usage.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 11.2.

Commitment(s): the Revolver Commitment.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form and substance satisfactory to Lender, containing the calculations (in reasonable detail) required by with Section 10.3.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all Contingent Obligations; (c) in the case of an Obligor, the Obligations, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, including any earn-out obligations but excluding trade payables, accruals for salary and other similar current liabilities owing in the Ordinary Course of Business, (e) all obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination) and (f) in the case of the Obligors, all obligations in connection with mortgage debt of Meridian with respect to Meridian Warehouse to the extent included as a liability on the balance sheet of Blyth, Inc. and its Subsidiaries in accordance with GAAP. The Debt of a Person shall include any Debt (to the extent such Debt is recourse to such Person) of any partnership or joint venture not consisting of a corporation or limited liability company in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Deposit Account Control Agreement: control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest of any Obligor or Subsidiary thereof (other than payment-in-kind, including issuances of Equity Interests

(not consisting of Debt) to holders of the equity interests of Blyth, Inc.); distribution, advance or repayment of Borrowed Money of any Obligor (except the Term Debt) to a Permitted Holder; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest of any Obligor or Subsidiary thereof.
Dollars: lawful money of the United States.
Dominion Account: a deposit account established by Borrowers at Lender, or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes during a Trigger Period.
Dutch Pledge Agreement: the equity interest pledge agreement in form and substance reasonably satisfactory to the Lender to create a pledge under the laws of the Kingdom of the Netherlands over 65% of the combined voting power of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Blyth Holdings BV and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Blyth Holdings BV.
EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net earnings (exclusive of net earnings (or loss) attributable to non-controlling interests), calculated before (i) interest expense, (ii) provision for income taxes (or franchise taxes in lieu of income taxes), (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets (including the sale of all or a portion of the real property and any equipment thereon owned by an Obligor or Subsidiary thereof in Cumbria, United Kingdom) or any sale of Silver Star Brands, Inc.’s 50% interest in Meridian, (v) gains arising from the write-up of assets, (vi) any extraordinary gains or losses, (vii) costs, fees and expenses incurred in connection with the negotiation and consummation of this Agreement and the other Loan Documents and the Term Loan Documents, incurred in soliciting and evaluating (prior to the date hereof) other financing alternatives or in connection with any refinancing (of Borrowed Money) permitted under this Agreement, (viii) non–cash equity based compensation, (ix) the Specified ViSalus Items, (x) the Specified Senior Notes Items, (xi) the Global Manufacturing Center Transaction Items, (xii) the Specified Native Remedies Items, (xiii) any gain or loss resulting from marking to fair value/market any obligations under Hedging Agreements or earn-outs, (xiv) any non-cash impairment charges or non-cash write downs (or non-cash write offs) with respect to goodwill or other intangibles or other assets (excluding Accounts or Inventory or other current assets (except current assets consisting of tax assets)), and (xv) any reasonable and customary costs, fees and expenses, in an amount acceptable to the Lender in its reasonable discretion, incurred in negotiating and closing any Permitted Acquisition, in each case to the extent included in determining net earnings.
Eligible Account: an Account (including interest and any finance charges thereon only to the extent value has been given to such charges in the latest appraisal) owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
(a)    the Account Debtor is more than 30 days contractually delinquent (i.e., delinquent in making the required minimum payment) in making a payment scheduled thereunder or is otherwise in default under the terms of the Account;
(b)    the Account Debtor is not a resident of the United States or is an Affiliate or employee of Borrower;
(c)    an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(d)    the creditworthiness of the Account Debtor is unacceptable to Lender, in its Permitted Discretion (without limiting the generality of the foregoing, the Account Debtor’s creditworthiness and the terms of the Account shall conform to Borrowers’ credit guidelines);
(e)     the Account or Account Debtor does not meet all of the criteria set forth in Borrower’s credit guidelines. Borrowers’ credit guidelines shall be written and shall state in reasonable detail the credit criteria used by Borrowers in determining the creditworthiness of Account Debtors and the required structure for the Account. The guidelines shall be reasonably satisfactory to Lender. Borrowers shall not change the guidelines in any material respect without prior notice to and the written consent of Lender (such consent to be exercised in Lender’s Permitted Discretion);
(f)    it has not been validly collaterally assigned to Lender or does not strictly comply with all of such Borrower’s warranties, representations and covenants contained herein;
(g)    the procedures for account debtors to enter into the credit program are reasonably satisfactory to Lender;
(h)    it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than in favor of the Term Lender, so long as subject to the Intercreditor Agreement);
(i)    it is subject (other than returns in accordance with such Borrower’s normal return policy consistent with prior practice) to offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (provided that ineligibility under the foregoing provisions of this clause (i) shall be to the extent of the amount of the Account so subject) or it does not represent a final sale;
(j)    amounts due under the Account are not subject to a monthly minimum payment due in accordance with Borrower’s credit card policies consistent with prior practices;
(k)    it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; or
(l)    the terms of the Account and all related documents and instruments do not comply in all material respects with all applicable laws.
Eligible In-Transit Inventory: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States, and that Lender, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless (a) if (i) Availability is then equal to or greater than $3,000,000, (A) such Inventory (other than Inventory of PartyLite Worldwide, LLC) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver, or with respect to whom the Borrowers have made a good faith effort to obtain and deliver a Lien Waiver; provided that the Lien Waiver provisions in this clause (a)(i)(A) shall not be applicable for a period of 90 days after the Closing Date or (B) with respect to Inventory of PartyLite Worldwide, LLC, such Inventory is being handled internally by PartyLite Worldwide, LLC and not through a third party customs broker, freight-forwarder or other handler or (ii) Availability is then less than $3,000,000, such Inventory (1) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver and (2) is subject to a negotiable Document showing Lender (or, with the consent of Lender, the applicable Borrower) as consignee, which Document is in the possession of Lender or such other Person as Lender shall approve; (b) is fully insured (except deductibles acceptable to Lender in its Permitted Discretion) in a manner satisfactory to Lender; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Lender, and title has passed to the Borrower; and (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC.
Eligible Inventory: Inventory owned by a Borrower that Lender, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, marketing materials, labels, samples, display items, bags or replacement parts; (b) is not held on consignment, nor subject to any deposit or down payment (except that Inventory that has been prepaid in full and otherwise qualifies as Eligible Inventory under this definition shall be deemed eligible to the extent of 50% of the amount of the cost (to such Borrower) of such Inventory, as determined by Lender in its Permitted Discretion); (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable (unless, in each case, value has been given to such goods in the latest appraisal) and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials in violation of any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender’s duly perfected, first priority Lien, and no other Lien (other than in favor of the Term Lender, so long as subject to the Intercreditor Agreement); (h) is within the continental United States or Canada, is not in transit except (i) between locations of Borrowers or (ii) in transit (in the United States) to a location of Borrowers (the Inventory covered by this sub-clause (ii) and sub-clause (i) above, the “U.S. In-Transit Inventory”), and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person (except the U.S. In-Transit Inventory), unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).
Environmental Agreement: an agreement of an Obligor to indemnify Lender from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, in each case for which any Obligor or its Subsidiaries could reasonably be expected to have a liability, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
Event of Default: as defined in Section 11.
Excluded Property: (a) leasehold interests in real property with respect to which any Obligor is a tenant or subtenant; (b) any asset or property right of any nature (other than any Account) if the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, permit, contract or agreement or General Intangible, other than to the extent that any such restriction or term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, to which any Obligor is party; (c) any asset or property right of any nature (other than any Account) to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law or regulation would be rendered ineffective pursuant to Sections 9-406. 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (d) the voting Equity Interests of any Foreign Subsidiary or FSHCO in excess of 65% of all of the outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO; (e) property and assets and the proceeds on any disposition thereof owned or leased by any Obligor that are the subject of Permitted Liens described in Section 10.2.2(b) for so long as such Permitted Liens are in effect and the Permitted Purchase Money Debt secured thereby otherwise prohibits any other security interest thereon; (f) Deposit Accounts the balance of which consists exclusively of (A) payroll and/or withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any Obligor, and (B) amounts required to be paid over to an employee benefit plan pursuant to United States Department of Labor Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Obligor; (g) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement has been filed); (h) until such time (if any) as the Specified Meridian Acquisition is consummated, Silver Star Brands, Inc.’s ownership of 50% of the Equity Interests in Meridian; and (i) the Equity Interests issued by Blyth VSH Acquisition Corp., provided the sole asset of Blyth VSH Acquisition Corp. is the stock of ViSalus; provided that, notwithstanding anything to the contrary in the immediately preceding sentence, (i) no asset described in clauses (a) through (i) above shall constitute “Excluded Property” if such asset is subject to a Lien securing the Term Debt, (ii) with respect to clauses (b) and (c) above, in the event of the termination or elimination of any such restriction contained in such agreement, applicable law or regulation to the extent sufficient to permit any Excluded Property to become Collateral hereunder, a security interest shall be automatically and simultaneously granted hereunder in such Excluded Property, and the Excluded Property automatically and simultaneously shall be deemed to be assigned and pledged to Lender and shall be included as Collateral hereunder and (iii) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property).
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.8 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 5.8.5 and 5.8.6 and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor.
Existing Depositary Bank: has the meaning set forth in Section 8.2.5.
Existing Letter of Credit: the standby letter of credit number 7409987 issued by the Lender in the face amount (as of the Closing Date) of no greater than $1,101,179.00.
Extraordinary Expenses: all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.
Fee Letter: that certain Fee Letter, dated as of the date hereof, between the Borrowers and the Lender.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined (without duplication) on a consolidated basis for Borrowers and Subsidiaries for the applicable most recent 12 months, of (a) EBITDA minus Capital Expenditures (except (i) those financed with Borrowed Money other than Revolver Loans and (ii) for in Fiscal Year 2015 only, Capital Expenditures incurred in connection with the Global Manufacturing Center Transaction not to exceed, for purposes of this clause (ii), $1,100,000) and cash income taxes (or cash franchise taxes in lieu of income taxes) paid, to (b) Fixed Charges.
Fixed Charges: the sum (without duplication) of interest expense (other than payments-in-kind and also excluding the $3,000,000 prepayment premium in connection with the Senior Notes Redemption) (provided that for the periods of determination ending prior to that date which is one year after the Closing Date, interest expense shall be calculated on an Annualized basis for the period from the Closing Date through the last day of each such period of determination), principal payments made on Borrowed Money, Permitted Restricted Payments and the portion of payments made in respect of earn-outs or the deferred purchase price of the Native Remedies Acquisition or Permitted Acquisitions in excess of $100,000 for each such Acquisition, in each case paid in cash during the applicable period (provided that any Permitted Distribution consisting of Blyth, Inc.’s annual regular dividend paid in cash to holders of its Equity Interests between April 10 and April 20 of any year shall be deemed to have occurred on April 15 of such year (for the avoidance of doubt, a dividend payment so deemed to have occurred on April 15th of one year and April 15th of the immediately succeeding year will not, for purposes of this Agreement, be considered to have been paid in the same twelve month period)); but excluding from Fixed Charges, (i) payments of the Obligations under the Loan Documents (other than, if Availability is then less than $500,000, Required Real Estate Availability Reductions in such period, which shall then be included in Fixed Charges), (ii) the purchase price in connection with the Native Remedies Acquisition and Permitted Acquisitions (other than the portion of any earn-out or deferred purchase price obligations in excess of $100,000 for each such Acquisition, each of which shall be included in Fixed Charges) and (iii) Specified Permitted Debt Prepayments. For the avoidance of doubt, (i) the amortization of the closing fee set forth in the Fee Letter will be part of interest expense, (ii) the legal and other costs , expenses and fees (excluding said closing fee) incurred in connection with the negotiation and closing of the Loan Documents or the Term Loan Documents shall not be part of interest expense and (iii) the cost, fees and expenses in connection with the Senior Notes shall not be part of interest expense.
FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: has the meaning set forth in Section 5.8.6.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.
FSHCO: a Borrower (other than Blyth, Inc.) or Guarantor that owns no material assets or operations other than holding equity interests in one or more FSHCOs or Foreign Subsidiaries, and shall include, as of the Closing Date, Candle Corporation of America (Delaware) and Candle Corporation of America.
Full Payment: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Indemnitees arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full unless the Revolver Commitment is terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Global Manufacturing Center Transaction: the closing of the manufacturing facility in Cumbria, United Kingdom (and in any sale of that facility), the moving of operations conducted at such manufacturing facility to the plant located at 601, 603 and 605 Kingsland Drive, Batavia, Illinois, and the related transitional and integration activities.
Global Manufacturing Center Transaction Items: the costs, fees and expenses (including any write downs and charges) incurred in connection with the Global Manufacturing Center Transaction, whether cash or non-cash; provided, that for purposes of this definition the cash costs and expenses shall not exceed $5,000,000 in Fiscal Year 2015 or $1,000,000 (per Fiscal Year) any Fiscal Year thereafter.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantor Payment: as defined in Section 5.9.3.
Guarantors: each Person that guarantees payment or performance of Obligations.
Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.
Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

High Season: (a) with respect to Silver Star Brands, Inc., October 1 through January 31 of each year and (b) for all Borrowers other than Silver Star Brands, Inc., October 1 through December 31 of each year; provided that, in each case, if the most recent Inventory appraisal delivered to Lender after the Closing Date in accordance with Section 10.1.1(b) specifies a different “High Season” or “High selling period”, the “High Season” as used in this Agreement shall be the “High Season” or “High selling period” specified in such Inventory appraisal.
IMS: Integrated Marketing Solutions, Inc. together with its successors and assigns.
IMS Reserve: the aggregate of (a) all past due and current amounts owing by an Obligor to IMS and (b) to the extent the most recent appraisal does not take into account liquidation expenses with respect to Accounts, a reserve at least equal to three months’ charges that could be payable to IMS.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Intercreditor Agreement: the Intercreditor Agreement, dated on or about March 9, 2015, between Term Lender and Lender and acknowledged by Borrowers, relating to the Liens securing the Obligations hereunder and the Term Debt.
Interest Period: as defined in Section 3.1.3.
Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Inventory Formula Amount:
(a) the lesser of (i) 65% of the Value of Eligible Inventory; or (ii) 85% of (A) in case of any determination of the Inventory Formula Amount during the High Season, the NOLV Percentage of the Value of Eligible Inventory applicable to the High Season or (B) in the case of any determination of the Inventory

Formula Amount during the Low Season, the NOLV Percentage of the Value of Eligible Inventory applicable to the Low Season; plus
(b) the lesser of (i) 65% of the Value of Eligible In-Transit Inventory of Silver Star Brands, Inc.; or (ii) 85% of (A) in case of any determination of the Inventory Formula Amount during the High Season, the NOLV Percentage of the Value of Eligible In-Transit Inventory of Silver Star Brands, Inc. applicable to the High Season or (B) in the case of any determination of the Inventory Formula Amount during the Low Season, the NOLV Percentage of the Value of Eligible In-Transit Inventory of Silver Star Brands, Inc. applicable to the Low Season (but in any event the amount under this clause (b) shall not be greater than $2,000,000); plus
(c) the lesser of (i) 65% of the Value of Eligible In-Transit Inventory of all Borrowers other than Silver Star Brands, Inc.; or (ii) 85% of (A) in case of any determination of the Inventory Formula Amount during the High Season, the NOLV Percentage of the Value of Eligible In-Transit Inventory of all Borrowers other than Silver Star Brands, Inc. applicable to the High Season or (B) in the case of any determination of the Inventory Formula Amount during the Low Season, the NOLV Percentage of the Value of Eligible In-Transit Inventory of all Borrowers other than Silver Star Brands, Inc. applicable to the Low Season (but in any event the amount under this clause (c) shall not be greater than $2,000,000).
Inventory Reserve: reserves established by Lender to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance (excluding trade payables in the Ordinary Course of Business) or capital contribution to or other investment in a Person.
IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for its Obligations.
IRS: the United States Internal Revenue Service.
Kerrigan Reimbursement Expenses: reimbursement expenses incurred by Blyth, Inc. pursuant to its obligations under the ViSalus Recapitalization Agreement to reimburse 80% of the Kerrigan Defense Costs (as defined in the ViSalus Recapitalization Agreement); provided that such Kerrigan Reimbursement Expenses shall not, for purposes of this definition, exceed the least of (a) $4,000,000, (b) the actual reimbursement expenses incurred by Blyth, Inc. in connection therewith and (c) the difference, as of the date that the Fixed Charge Coverage Ratio is being tested, between (i) 6,000,000 minus (ii) the principal amount of all “Revolving Credit Loans” (as defined in the ViSalus Credit Facility) outstanding on such date.
LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.
LC Conditions: upon issuance of the Letter of Credit: (a) each condition in Section 6 is satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Lender; and (d) the purpose and form of the Letter of Credit are reasonably satisfactory to Lender in its discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent, in form satisfactory to Lender.
Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.
Lending Office: any office (including a domestic or foreign Affiliate or branch) used by Lender to fulfill any of its obligations hereunder.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Lender for the account or benefit of a Borrower or Affiliate of a Borrower, and shall include, without limitation, the Existing Letter of Credit
Letter of Credit Subline: $5,000,000.
LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Lender at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such interest period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Lender, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided, that any comparable or successor rate shall be applied by Lender, if administratively feasible, in a manner consistent with market practice.
LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.
LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, collateral assignment, trust, reservation, encroachment, easement, right-of-way, restrictive covenant, condition, restriction, lease (but not including a lease of such Person (as lessee) which is not a Capital Lease), or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a Revolver Loan.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Low Season: the portion of each year that is not the “High Season” as such term is defined in this Agreement.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Obligors (taken as a whole), on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any material portion of the Collateral; (b) impairs the ability of the Obligors (taken as a whole) to perform the obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $500,000.00 or more.
Meridian: Meridian MK LLC, a Wisconsin limited liability company.
Meridian Warehouse: the real property located at 2155 S. Oakwood Oshkosh, Wisconsin.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Lender, as security for its Obligations.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Native Remedies: Native Remedies, LLC, a Florida limited liability company.
Native Remedies Acquisition: the acquisition by Silver Star Brands, Inc., on February 6, 2015, of substantially all of the assets of, and assumption of certain of the liabilities of, Native Remedies relating to

Native Remedies’ catalog and internet business conducted under the trademarks “Native Remedies” and “Pet Alive” relating to the sale of vitamins and nutritional supplements for humans and animals.
Native Remedies Integration: the integration of the business and assets purchased in the Native Remedies Acquisition with the Silver Star business including the movement of assets and operations to the Meridian Warehouse and Oshkosh, Wisconsin offices.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
Net Forced Liquidation Value: the net forced liquidation value of Accounts expected to be realized at an immediate sale of a Borrower’s assets held under forced sale conditions, where the seller is compelled to sell with a sense of immediacy on an “as is, where is” basis, during a limited timeframe, as determined from the most recent appraisal of Borrowers’ Accounts performed by an appraiser and on terms satisfactory to Lender.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Lender.
Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans, in form satisfactory to Lender.
Notice of Conversion/Continuation: a request by Borrower Agent for a conversion or continuation of Loans as LIBOR Loans, in form satisfactory to Lender.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents to Lender or its Affiliates or other persons provided for under such Loan Documents, (d) Bank Product Debt, and (e) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender or its Affiliates or other persons provided for under such Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Lender to secure any Obligations.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, Lien Waiver, Intercreditor Agreement, Related Real Estate Document, Borrowing Base Report, Compliance Certificate, Fee Letter, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.
Overadvance: as defined in Section 2.1.4(a).
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: (1) the Specified Meridian Acquisition and (2) any Acquisition as long as (in the case of this clause (2)), (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries or a business reasonably related thereto, is located or organized within the United States, and had positive earnings before interest, income taxes, depreciation and amortization for the 12 month period most recently ended; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(i) and 10.2.2(j); (e) unless such Acquisition is financed solely from equity proceeds from the sale of Equity Interests of Blyth, Inc. raised after the Closing Date (I) on a pro forma basis for sixty (60) days prior to and immediately after giving effect to any such Permitted Acquisition (a) average

Availability is equal to or greater than the greater of (i) 17.5% of the Revolver Commitment and (ii) $1,750,000 and (II) Availability immediately after giving effect to any such Permitted Acquisition is equal to or greater than the greater of (i) 17.5% of the Revolver Commitment and (ii) $1,750,000; (f) unless such Acquisition is financed solely from equity proceeds from the sale of Equity Interests of Blyth, Inc. raised after the Closing Date, the Fixed Charge Coverage Ratio, determined on a pro forma basis giving effect to the Acquisition, is not less than 1.00 to 1.00, whether or not a Trigger Period exists; (g) Lender shall have received all material acquisition documentation, in form and substance satisfactory to the Lender, pursuant to which such Acquisition is to be consummated, and such Acquisition shall be consummated on the executed versions of such documentation so provided; (h) the Borrower and/or other Obligors shall have executed any amendments to the Loan Documents (and any additional documents) reasonably necessary for all surviving operating entities and subsidiaries to be joined as borrowers and/or guarantors (as determined by Lender) under the Loan Documents if so required hereunder, in form and substance reasonably required by Lender; (i) if the Accounts and Inventory acquired in connection with such Permitted Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction; and (j) Borrowers deliver to Lender, at least 10 Business Days (or such shorter period as the Lender in its discretion shall permit) prior to the Acquisition, copies of all material agreements relating thereto and a certificate, on behalf of the Borrowers, in form and substance satisfactory to Lender, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business, provided that all Net Proceeds thereof are remitted to the Lender (for application to the Obligations) during any Trigger Period or upon any demand by the Lender during any Event of Default and provided further that the Lender shall have the right to prohibit any sales of Inventory during the existence of any Event of Default; (b) sale of the Cumbria, United Kingdom facility and/or any Equipment in that facility or the sale of Equipment in the Batavia, Illinois facility in connection with the Global Manufacturing Center Transaction; (c) as long as no Default or Event of Default has occurred or is continuing or would result therefrom, a disposition of other Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less; (d) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, provided that all Net Proceeds thereof are remitted to the Lender (for application to the Obligations) during any Trigger Period or upon any demand by the Lender during any Event of Default and provided further that the Lender shall have the right to prohibit any sales of Inventory during the existence of any Event of Default; (e) termination of a lease or license or other arrangements, as applicable, of real or personal Property (i) that is not necessary for the Ordinary Course of Business and such termination could not reasonably be expected to have a Material Adverse Effect or (ii) that is necessary but is being replaced by another lease or license or other arrangement, as applicable, that is a reasonable substitute for the lease or contract being terminated and such substitution could not reasonably be expected to have a Material Adverse Effect; (f) subleases, licenses, sublicenses entered into by any Borrower or its Subsidiaries in the Ordinary Course of Business with third Persons and leases (or subleases) of unused space in Real Estate owned by the Obligors or their Subsidiaries, in each case not interfering, in any material respect, with the conduct of such Borrower’s or such Subsidiary’s operations and not materially decreasing the value of any Collateral; (g) dispositions of cash and Cash Equivalents for purposes not prohibited by any of the Loan Documents, provided that the Lender shall have the right to prohibit dispositions of cash and Cash Equivalents during the existence of any Event of Default; (h) the sale of the equity interests of ViSalus or the loans under the ViSalus Credit Facility (in each case whether to a third party or to another Borrower or to a Subsidiary of the Borrower), (i) the sale of the equity interest in Meridian or (j) approved in writing by Lender.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business (and comparable payment items for Subsidiaries of Obligors who are not themselves Loan Parties); (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase, in any material manner, the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder and Permitted Asset Dispositions; (f) arising under the Loan Documents, the Term Loan Documents or documents evidencing Debt permitted hereunder; (g) guaranties by any Obligors (or their Subsidiaries) of the lease or other contractual obligations of other Obligors (or their Subsidiaries) provided such lease or other contractual obligations are not prohibited under any Loan Document; (h) customary indemnification obligations in leases and other contracts entered into in the Ordinary Course of Business and in the documentation for Permitted Acquisitions; (i) customary indemnification obligations to title insurers; (j) customary indemnification provisions in the Organic Documents of the Obligors; (k) customary indemnification obligations under settlement agreements; or (k) in an aggregate amount of $1,000,000 or less at any time.
Permitted Debt Prepayments: means (A) the Specified Permitted Debt Prepayments and (B) a prepayment of Debt that is made by a Borrower or Subsidiary thereof that satisfies (in the case of this clause (B)) the following conditions, as determined by Lender in its sole discretion:
(1)    prior to and after giving effect to any such Permitted Debt Prepayment, no Default or Event of Default exists;
(2)    on a pro forma basis for sixty (60) days prior to and immediately after giving effect to any such Permitted Debt Prepayment (a) average Availability is equal to or greater than the greater of (i) 22.5% of the Revolver Commitment and (ii) $2,000,000 and (b) Availability immediately after giving effect to any such Permitted Debt Prepayments, is equal to or greater than the greater of (i) 22.5% of the Revolver Commitment and (ii) $2,000,000, and (c) the Fixed Charge Coverage Ratio is equal to or greater than 1.10 to 1.00 (provided such testing in such sixty (60) day period shall be done in a manner not to duplicate Blyth Inc.’s annual regular dividend or the Specified Permitted Redemption Payments), whether or not a Trigger Period exists.
(3)    the total amount of such Permitted Debt Prepayments in any twelve (12) month period shall not be greater than $2,500,000.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Distributions: means (A) the Specified Permitted Redemption Payments and (B) a Distribution that is made by Blyth, Inc. that satisfies (in the case of this clause (B)) the following conditions, as determined by the Lender in its sole discretion:
(1)    prior to and after giving effect to any such Permitted Distribution, no Default or Event of Default exists;
(2)     (a)    if Revolver Usage is $0 (provided that Letters of Credit outstanding in an amount up to $1,500,000 shall not count as Revolver Usage for purposes of this clause (2)), Availability is equal to or greater than $3,000,000 (after giving effect to outstanding Letters of Credit); or
(b)    if Revolver Usage is greater than $0 (provided that Letters of Credit outstanding in an amount up to $1,500,000 shall not count as Revolver Usage for purposes of this clause (2)), on a pro forma basis for sixty (60) days prior to and immediately after giving effect to any such Permitted Distribution, (i) average Availability is equal to or greater than the greater of (I) 30.0% of the Revolver Commitment and (II) $2,250,000, (ii) Availability immediately after giving effect to any such Permitted Distribution is equal to or greater than the greater of (1) 30.0% of the Revolver Commitment and (2) $2,250,000 and (iii) the Fixed Charge Coverage Ratio is equal to at least 1.10 to 1.00 (provided such testing in such sixty (60) day period shall be done in a manner not to duplicate Blyth Inc.’s annual regular dividend or the Specified Permitted Redemption Payments); and
(3)    the total amount of such Permitted Distributions in any twelve (12) month period shall not be greater than $2,500,000.
Permitted Holder: (a) Robert B. Goergen, Pamela M. Goergen, Robert B. Goergen or Todd A. Goergen, (b) any family members of the foregoing persons (including any lineal descendants, spouses of such descendants, the lineal descendants of any such spouse and the spouses of any such spouses’ lineal descendants), (c) trusts for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts or (d) any other business entity, regardless of form, organized solely for the benefit of (i) one or more of the foregoing persons and (ii) the governing documents of which provide that no transfer of an interest therein may be made to any person other than a Permitted Holder or any Person controlled by, or any successor Person to, any of the foregoing.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries (a) that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000.00 at any given time and (b) in addition to amounts permitted under the preceding clause (a), in connection with the purchase or lease of solar panels, so long as the aggregate original principal amount under this clause (b) does not exceed $3,000,000.
Permitted Restricted Payments: shall mean Permitted Acquisitions, Permitted Debt Prepayments and Permitted Distributions.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Pledge Agreement: that certain Pledge Agreement, dated as of the date hereof, by the Borrowers in favor of the Lender.
Platform: as defined in Section 12.3.3.
Prime Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.
Projections: (a) on the Closing Date, the projections of the Borrowers’ financial condition, results of operations, and cash flow, for the period commencing on the Closing Date and ending on December 31, 2015 and delivered to the Lender prior to the Closing Date, which projections have been delivered to Lender (b) after the Closing Date, the projections most recently received by the Lender pursuant to the terms of this Agreement.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment (while the same is being contested) could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed within thirty (30) days of the entry thereof to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: shall have the meaning specified in Section 2.1.4(b).
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets or constituting a Capital Lease of a fixed asset; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets (or proceeds thereof, other than Accounts) acquired or leased with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) to the extent the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Lender and, with respect to any Mortgage granted subsequent to the Closing Date, received by Lender for review at least 15 days prior to the effective date of the Mortgage: (a) if requested by Lender at any time, a mortgagee title policy (or binder therefor) covering Lender’s interest under the Mortgage, by an insurer acceptable to Lender, which Lender may require to be fully paid on such effective date or other date specified by Lender; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Lender may reasonably require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Lender; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer acceptable to Lender; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance satisfactory to Lender; (f) an environmental assessment, prepared by environmental engineers acceptable to Lender, and such other reports, certificates, studies or data as Lender may reasonably require; provided that this clause (f) shall not be applicable to the Mortgage granted to Lender in connection with the property located in Batavia, Illinois on the Closing Date; and (g) an Environmental Agreement and such other documents, instruments or agreements as Lender may reasonably require with respect to any environmental risks regarding the Real Estate.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other past due amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver or, with respect to the Meridian Warehouse location and during the post-closing period provided in Section 10.1.11 only, Borrowers are using commercially reasonable efforts to obtain such Lien Waivers.
Reportable Event: an event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Required Real Estate Availability Reductions: shall have the meaning ascribed to such term in Section 2.1.5 hereof.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that, with respect to any Obligor organized under the laws of the United States, are maintained (i) in investment accounts at Lender (or an Affiliate of Lender) and with respect to which Lender has a first priority perfected Lien pursuant to documentation in form and substance satisfactory to Lender and (ii) for a period of ninety (90) days after the Closing Date, in Securities Accounts permitted to be maintained with other securities intermediaries pursuant to Section 8.5.3 hereof; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) equity Investments by one Obligor in another Obligor; (f) equity Investments by any non-Obligor Subsidiary of an Obligor in another non-Obligor Subsidiary; (g) the investment in approximately 10% of the Equity Interests issued by ViSalus to Blyth VSH Acquisition Corp.; and (h) other Investments not exceeding, at any one time, an aggregate of $1,000,000.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $15,000,000 in the aggregate, as the same may be increased pursuant to Section 2.2 or reduced pursuant to Section 2.1.3(b).

Revolver Loan: a loan made pursuant to Section 2.1 and includes each Protective Advance.
Revolver Termination Date: March 9, 2020.
Revolver Usage: the aggregate amount of outstanding Revolver Loans (including Protective Advances), plus the aggregate Stated Amount of outstanding Letters of Credit.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other sanctions authority.
Secured Parties: collectively, Lender, providers of Bank Products, each co-agent or sub-agent appointed by Lender and any other holder of the Obligations.
Security Documents: the Guaranties, Mortgages, Pledge Agreement, Dutch Pledge Agreement, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Notes: the 6% senior secured notes issued by Blyth, Inc. pursuant to the Senior Notes Indenture.
Senior Notes Indenture: the Indenture, dated as of May 10, 2013, as amended, supplemented or otherwise modified prior to the date hereof, among Blyth, Inc. as issuer, certain subsidiaries of Blyth, Inc. as guarantors and U.S. Bank National Association, as trustee.
Senior Notes Redemption: the mandatory redemption of the Senior Notes required by the Senior Notes Indenture with respect to the Mandatory Redemption Event (as defined in the Senior Notes Indenture).
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. The amount of any contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Meridian Acquisition: the acquisition by Silver Star Brands, Inc. from Meridian Equities LLC of Meridian Equities LLC’s 50% membership interest in Meridian, resulting in Silver Star Brands, Inc. owning 100% of the membership interests in Meridian, so long as the following conditions are satisfied, as determined by the Lender in its sole discretion:
(1)     prior to and after giving effect to the Specified Meridian Acquisition, on Default or Event of Default exists;
(2)     the aggregate purchase price does not to exceed $5,000,000;
(3)     Availability immediately after giving effect to the Specified Meridian Acquisition is equal to or greater than (A) $3,000,000, if the Acquisition is financed by Loans hereunder or cash from sources other than those identified in clause (B) below and as permitted under this Agreement or (B) $1,750,000 if the Acquisition is financed solely by equity proceeds from the sale of Equity Interests of Blyth, Inc. raised after the Closing Date and/or from Debt incurred after the Closing Date and permitted under Section 10.2.1;
(4)    the membership interests held by Silver Star Brands, Inc. in Meridian shall become part of the Collateral (i.e., would no longer be part of the Excluded Property); provided that for the avoidance of doubt Meridian Equities LLC shall not be required to become an Obligor hereunder; and
(5)    to the extent not prohibited by a Restrictive Agreement to which Meridian is a party, Meridian shall become a Borrower hereunder pursuant to Section 10.1.9 hereof and grant a Lien to the Lender on all assets of Meridian (other than Excluded Property), including, without limitation, a first priority Mortgage on the Meridian Warehouse in the event the existing mortgage lien on the Meridian Warehouse is paid off and not refinanced.
Specified Native Remedies Items: collectively, the costs, fees and expenses, including consulting costs (such consulting costs not to exceed $1,000,000, in the aggregate), incurred in the negotiation and consummation of the Native Remedies Acquisition and in the Native Remedies Integration.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.9.3).
Specified Permitted Debt Prepayments: (i) principal prepayments consisting of (a) refinancing of the Term Debt permitted under the Intercreditor Agreement or (b) refinancings permitted under Section 10.2.1(h) and refinancings of the Debt under Section 10.2.1(l), (ii) principal pre-payments from asset sales under clauses (b), (c) or (h) of the definition of Permitted Asset Dispositions, from equity proceeds (from equity issued by Blyth, Inc.) raised after the date hereof and which proceeds have been earmarked for that purpose, or from insurance or condemnation proceeds, (iii) mandatory prepayments of the Term Loan from so-called extraordinary receipts (provided that the definition of extraordinary receipts contained in the Term Loan Documents is approved by the Lender in its reasonable discretion and any related event is not prohibited by this Agreement), (iv) mandatory excess cash flow prepayments of the Term Debt, provided that (A) the related definition of excess cash flow the Term Loan Documents is approved by the Lender in its reasonable discretion (it being agreed that the definition of excess cash flow in the Term Loan Documents as constituted on the Closing Date is so approved) and (B) Availability immediately after giving effect to such mandatory excess cash flow prepayment is equal to or greater than the greater of (I) 35% of the Revolver Commitment and (II) $3,500,000 and (v) the Senior Notes Redemption.
Specified Permitted Redemption Payments: With respect to shares of Common Stock of Blyth, Inc. subject to awards of options or restricted stock units issued under Blyth, Inc.’s Second Amended and Restated Omnibus Incentive Plan, payments (or deemed payments) by Blyth, Inc. to participants in such plan with respect to shares of Common Stock of Blyth, Inc. that are withheld by Blyth, Inc. (or are deemed to have been tendered by the participants to Blyth, Inc.) to satisfy the participants’ obligations to remit amounts to Blyth, Inc. to pay withholding taxes or other required payroll withholdings that are due at the time any such stock options are exercised or any such restricted stock units vest or are distributed to the participants, such payments not to exceed (for purposes of this definition) the following aggregate amounts in the following respective years: (i) 2015: $200,000, (ii) 2016: $200,000, (iii) 2017: $400,000, (iv) 2018: $500,000 and (v) 2019: $500,000.
Specified Senior Notes Items: costs, fees and expenses incurred in connection with the consent agreement, including the supplemental indenture attached thereto, dated September 4, 2014 with respect to the Senior Notes Indenture, and related collateralizing of the Senior Notes and/or in connection with the Senior Notes Redemption.
Specified ViSalus Items: collectively, (i) any earnings or loss resulting from the operations of ViSalus and its Subsidiaries, (ii) costs, fees and expenses incurred in connection with the negotiation and consummation of the ViSalus Recapitalization and the ViSalus Credit Facility, (iii) any gain or loss from the ViSalus Recapitalization, (iv) any gain or loss (including any write down or write off), including from any sale thereof, with respect to the remaining equity investment of the Borrowers (or their Subsidiaries) in ViSalus, Inc. or with respect to the loans under the ViSalus Credit Facility (for the avoidance of doubt, interest actually paid on the ViSalus Credit Facility is not included as part of this clause (iv)) and (v) Kerrigan Reimbursement Expenses.
Stated Amount: the maximum amount available to be drawn under a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided, so long as no Obligor owns more than 50% of the total voting securities or Equity Interests of Meridian, Meridian shall not constitute a Subsidiary for purposes of this Agreement (but shall, in accordance with GAAP, continue to be consolidated and included in the financial statements of Blyth, Inc. and the determination of compliance with Section 10.3).
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Swiss Subline: has the meaning ascribed to such term in Section 2.3 hereof.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Lender: the Term Loan Secured Party (as such term is defined in the Intercreditor Agreement).
Term Debt: means the Debt in the original principal amount on the Closing Date of Thirty-Five Million Dollars ($35,000,000) and any other obligations evidenced by or otherwise arising under the Term Loan Documents (as the same may be amended, supplemented, amended and restated, increased, extended, refinanced or otherwise modified from time to time in accordance with Section 10.2.20 hereof), including any increases in the Term Debt permitted under the terms of the Intercreditor Agreement.
Term Loan Documents: collectively, the Term Loan Documents (as such term is defined in the Intercreditor Agreement).
Trigger Period: the period (a) commencing on the earlier to occur of the day that (1) Lender provides written notice to Borrowers that an Event of Default then exists and Lender is electing to activate a Trigger Period as a result thereof, or (2) Availability is less than the greater of (A) 20% of the Revolver Commitment and (B) $2,000,000 at any time; and (b) continuing until, during each of the preceding thirty (30) consecutive days, no Event of Default has existed and Availability has been greater than the lesser of (1) 20% of the Revolver Commitment and (2) $2,000,000.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to (a) .50%, if average daily Revolver Usage was 50% or less of the Revolver Commitment during the preceding calendar month, or (b) .375%, if average daily Revolver Usage was more than 50% of the Revolver Commitment during such month.
Upstream Payment: a Distribution (i) by any Subsidiary of an Obligor to such Obligor, (ii) by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor, or (iii) by any Obligor or Subsidiary thereof to any non-material minority interests in Subsidiaries resulting from the need for director qualifying shares or other minority ownership interests required by Applicable Law.
Value: for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates.
U.S. In-Transit Inventory: as defined in the definition of Eligible Inventory.
U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
ViSalus: ViSalus, Inc., a Nevada corporation.
ViSalus Credit Facility: the revolving credit facility evidenced by the Revolving Loan Agreement, dated as of October 17, 2014, by and between Blyth, Inc. and ViSalus and the other Financing Documents (as defined in such Revolving Loan Agreement), as same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 10.2.22.
ViSalus Recapitalization: the recapitalization of Visalus (including the stock exchange and related elimination of redemption obligations), and related transactions, pursuant to the ViSalus Recapitalization Agreement.

ViSalus Recapitalization Agreement: the Recapitalization Agreement, dated as of September 4, 2014, by and among ViSalus, Blyth, Inc. and the Persons identified on the signature page thereof.
1.2    Accounting Terms
Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared and determination of compliance with Section 10.3 shall be made, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Lender to take into account the effects of the change.
1.3    Uniform Commercial Code
As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”
1.4    Certain Matters of Construction
The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender’s notice address under Section 12.3.1; or (g) discretion of Lender mean its sole and absolute discretion (except in the case of Permitted Discretion where used herein). All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and reasonably diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. If any certificate or other deliverable required by the Loan Documents falls due on a day which is not a Business Day or any covenant, duty or obligation hereunder is required to be performed by a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day.
SECTION 2.     CREDIT FACILITIES
2.1    Revolver Commitment
2.1.1    Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrowers in an aggregate amount (at any time outstanding) up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.1.4(b). Lender may fulfill its obligations under the Loan Documents through one or more Lending Offices, and this shall not affect any obligations of Obligors under the Loan Documents or with respect to any Obligations.
2.1.2    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for other lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any country, territory or jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).
2.1.3    Voluntary Reduction or Termination of Revolver Commitment.
(a)    The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Lender, Borrowers may, at their option, terminate the Revolver Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that a notice of termination may state that such notice is conditioned on the effectiveness of other credit facilities with which outstandings under the Revolver Commitment would be repaid and terminated, in which case such notice may be revoked by the Borrowers (by notice from the Borrower Agent to Lender on or prior to the specified effective date) if such condition is not satisfied. On the termination date, Borrowers shall make Full Payment of all Obligations (other than contingent indemnification obligations for which no claim has been asserted).
(b)    Borrowers may permanently reduce the Revolver Commitment upon at least 30 days prior written notice to Lender delivered at any time after the First Loan Year, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $2,500,000.00, or an increment of $1,000,000.00 in excess thereof; provided, however, that no such reduction shall reduce the Revolver Commitment below the then aggregate amount of outstanding Revolver Loans plus the aggregate Stated Amount of outstanding Letters of Credit.
2.1.4    Overadvances; Protective Advances.
(a)    If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, such excess shall be payable by Borrowers on demand by Lender, but all Revolver Usage shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. No funding or sufferance of an Overadvance by Lender shall constitute a waiver of the Event of Default caused thereby.
(b)    Subject to the limitations set forth in the proviso contained in this Section 2.1.4(b), Lender is hereby authorized by Borrowers, from time to time in Lender’s sole discretion, (A) upon the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 6 have not been satisfied, to make Base Rate Revolver Loans to Borrowers which Lender, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 3.4 (any of the advances described in this Section 2.1.4(b) being hereinafter referred to as “Protective Advances”); provided, however, that no such Protective Advance shall cause the Revolver Usage (including such Protective Advances) to exceed the Revolver Commitment. The Protective Advances shall be repayable on demand and secured by the Lender’s Liens in and to the Collateral, shall constitute Revolver Loans and Obligations hereunder, and shall bear interest at the rate applicable to Base Rate Revolver Loans from time to time.
2.1.5    Required Real Estate Availability Reductions. Subsequent to the Additional Real Estate Availability Date, the Additional Real Estate Availability Amount shall be reduced on the first calendar day of each fiscal quarter (beginning with the later of (a) July 1, 2015 or (b) the first calendar day of the first fiscal quarter beginning after the occurrence of the Additional Real Estate Availability Date) in an amount sufficient to reduce the Additional Real Estate Availability Amount to $0 over a seven (7) year amortization period with equal quarterly payments (such reductions to the Additional Real Estate Availability Amount being referred to as the “Required Real Estate Availability Reductions”); provided further, however, that all Loans are due and payable on the Revolver Termination Date.
2.2    Requested Addition of Swiss Subline. The Borrowers shall have the right, subject to all of the other terms and conditions set forth in this Agreement, to request an increase in the Revolver Commitment by the addition to the Loan Documents of a sublimit available to be borrowed by PartyLite Trading SA in an amount of up to $5,000,000 (“the “Swiss Subline”); provided that the granting of such request and addition of the Swiss Subline is subject to Lender’s sole and absolute discretion and may be withheld or conditioned in any respect. Subject to the proviso in the preceding sentence, so long as no Default or Event of Default exists or would result therefrom, at any time prior to ninety (90) days before the Revolver Termination Date, the Borrower Agent may notify the Lender in writing that it is requesting (subject to all of the other terms and conditions set forth in this Agreement) that the Revolver Commitment be increased (permanently, subject to reduction pursuant to Section 2.1.3(b)), by an amount of up to $5,000,000 to consummate such Swiss Subline, according to the following procedures:
(a)    Such increase of the Revolver Commitment (such increased amount being referred to as the “Permanent Commitment Increase Amount”), shall not be consummated until each of the conditions in this Section 2.2 have been satisfied in full, as determined in the sole and absolute discretion of Lender.
(b)    Prior to the Revolver Commitment being increased pursuant to this Section 2.2, the Borrowers shall execute and deliver to Lender any and all documents instruments, and agreements necessary or advisable in the judgment of the Lender to evidence or document the increase in the Revolver Commitment or the additional Collateral granted in connection therewith, including but not limited to the following:
(i)    an amendment to this Agreement, which shall include, without limitation and in each case as set forth more fully therein, (A) the joinder of PartyLite Trading SA as a Borrower hereunder, (B) adjustments to the values or amounts of applicable thresholds, baskets or floors contained herein, (C) the ability of the Borrowers to make reallocations between the Swiss Subline and the Revolver Commitment not represented by the Swiss Subline up to four (4) times per Fiscal Year; provided that the aggregate amount available under the Swiss Subline and the Revolver Commitment not represented by the Swiss Subline shall in no event be greater than the Revolver Commitment, and (D) permit the aggregate amount of Loans outstanding at any time under the Swiss Subline to exceed the Swiss Borrowing Base (as therein defined) in an amount permitted by Lender in such documentation (but in no event to be greater than the Revolver Commitment not represented by the Swiss Subline);
(ii)    amendments to any other Loan Documents as determined by Lender;
(iii)    documents in the forms described in Section 6.1, modified as appropriate, and
(iv)    documents necessary to (A) join each of Blyth Holding BV, Blyth UK LLP and any Subsidiaries of PartyLite Trading SA as determined by Lender (collectively, the “Additional Swiss Subline Guarantors”) as guarantors of the Swiss Subline and (B) grant and perfect Lender’s Lien in such assets of PartyLite Trading SA or any Additional Swiss Subline Guarantor to the extent required by Lender; provided that PartyLite Trading SA and any Additional Swiss Subline Guarantor shall be liable (and Lender’s Lien in their respective assets shall only secure) Obligations with respect to the Swiss Subline.
(c)    There shall not have been any change in law which would prohibit Lender from making Revolver Loans to an entity organized under the laws of Switzerland, as determined by the Lender in its sole discretion.
2.3    Letter of Credit Facility
2.3.1    Issuance of Letters of Credit. Upon the effectiveness of this Agreement, the Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of this Section 2.3.1, on the Closing Date, and the Borrowers, and Lender hereby agree that, from and after the Closing Date, the terms of this Agreement shall apply to the Existing Letter of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(c)    Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.
(d)    Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.
(e)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
(f)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.3.2    Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.
2.3.3    Cash Collateral. If at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lender may advance, as Revolver Loans, the amount of Cash Collateral required.
SECTION 3.     INTEREST, FEES AND CHARGES
3.1    Interest
3.1.2    Rates and Payment of Interest.
(g)    The Obligations under the Loan Documents shall bear interest (i) if with respect to the outstanding principal of a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if with respect to the outstanding principal of a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), whether at stated maturity, by acceleration or otherwise, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.
(h)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Lender in its discretion so elects, (i) the outstanding principal of all Loans and (ii) any other Obligations under the Loan Documents not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(i)    Interest shall accrue from the date a Loan is advanced or (or, in the case of overdue Obligations under the Loan Documents not consisting of the principal of Loans, from the date same became overdue, whether at stated maturity, by acceleration or otherwise), until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) to the extent required by the Lender in its absolute discretion, on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.3    Application of LIBOR to Outstanding Loans.
(c)    Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.
(d)    Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.4    Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days (if available from Lender); provided, however, that:
(a)    the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(c)    no Interest Period shall extend beyond the Revolver Termination Date.

3.1.5    Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Lender shall immediately notify Borrowers of such determination. Until Lender notifies Borrowers that such circumstance no longer exists, the obligation of Lender to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.
3.2    Fees
3.2.4    Unused Line Fee. Borrowers shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitment exceeds the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
3.2.5    LC Facility Fees. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to .25% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4    Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Lender for all reasonable legal, accounting, appraisal, consulting, and other fees and reasonable out-of-pocket expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each examination or appraisal with respect to any Obligor or Collateral, whether by Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder. If, for any reason (including inaccurate reporting by any Borrower), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section 3.4 (i) incurred and invoiced through the Closing Date shall be due on the Closing Date and (ii) incurred after or not invoiced on the Closing Date shall be due on demand.
3.5    Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower Agent, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.6    Inability to Determine Rates. Lender will promptly notify Borrower Agent if, in connection with any Loan or request for a Loan, Lender determines for any reason that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period; (b) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (c) LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan. Thereafter, Lender’s obligation to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Lender withdraws the notice. Upon receipt of the notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.
3.7    Increased Costs; Capital Adequacy.
3.7.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in calculating LIBOR or accounted for pursuant to Section 3.7.3);
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;
and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2    Capital Requirements. If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3    LIBOR Loan Reserves. If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if Lender notifies Borrowers of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.
3.7.4    Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender’s intention to claim compensation therefor.
3.8    Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts under Section 5.8, then at the request of Borrower Agent, Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (other than failure of Lender to make a Loan) (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.
3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.     LOAN ADMINISTRATION
4.1    Manner of Borrowing and Funding Revolver Loans
4.1.6    Notice of Borrowing.
(d)    Whenever Borrowers desire funding of a Revolver Loan, Borrower Agent shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a LIBOR Loan. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(e)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Lender may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.
(f)    If a Borrower maintains a disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
4.1.7    Notices.
Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrowers shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by a Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower’s behalf.
4.2    Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000.00, plus an increment of $100,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
4.3    Borrower Agent. Each Borrower hereby designates BLYTH, INC. (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent hereunder shall be binding upon and enforceable against such Borrower.
4.4    One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.5    Effect of Termination. On the effective date of the termination of the Revolver Commitment, the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), all undertakings of Borrowers contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.     PAYMENTS
5.1    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (as more fully set forth in Section 5.8), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender reasonably deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.
5.2    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid, in whole or in part, from time to time, without penalty or premium (except as specified in Section 3.9). If an Overadvance exists at any time, Borrowers shall, on the sooner of Lender’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts, or (b) the reduction in Borrowing Base resulting from the disposition.
5.3    Intentionally Omitted.
5.4    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5    Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.6    Application of Payments; Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations.
5.7    Account Stated. Lender shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.8    Taxes.
5.8.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.
(b)    If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender’s option, timely reimburse Lender for payment thereof.
5.8.2    Tax Indemnification. Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrowers shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrowers by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.
5.8.3    Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.
5.8.4    Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrowers the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.8.5    Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law as is necessary to enable Borrowers to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.8.6    Documentation. Without limiting the foregoing:
(a)    any Lender that is a U.S. Person shall deliver to the Borrower Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of IRS Form W-9;
(b)    any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(d)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent as may be necessary for the to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent in writing of its legal inability to do so.
5.8.7    Survival. Each party’s obligations under this Section 5.8 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.
5.9    Nature and Extent of Each Borrower’s Liability

5.9.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.
5.9.2    Waivers.
(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section 5.9 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including (after the occurrence and during the continuation of an Event of Default) realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.9. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. To the extent permitted by Applicable Law, the amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the

Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.9, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
5.9.3    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.9 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.
(b)    If any Borrower makes a payment under this Section 5.9 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.9 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Section 5.9.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Bank Products incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.9 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.9.4    Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.9.5    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
5.9.6    FSHCO. Notwithstanding any provision to the contrary contained herein, to the extent that any Borrower is an FSHCO, then the Lender shall not have recourse, with respect to the Obligations, to any Excluded Property of such FSHCO.
SECTION 6.     CONDITIONS PRECEDENT
6.1    Conditions Precedent to Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement, and, in addition to the conditions set forth in Section 6.2, the obligation of the Lenders to make Loans and issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date (other than those conditions required to be satisfied on a post-closing basis pursuant to Section 10.1.11):
(d)    Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(e)    Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(f)    Lender shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.
(g)    Lender shall have received duly executed agreements establishing each Dominion Account, in form and substance satisfactory to Lender;
(h)    Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying on behalf of such Borrower that, after giving effect to any Loans advanced or Letters of Credit issued on the Closing Date and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on the date hereof (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if the applicable representation and warranty is already qualified by materiality, in all respects) as of the date when made); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents as of the Closing Date;
(i)    Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(j)    Lender shall have received a written opinion of Finn Dixon & Herling LLP, as well as any required local counsel to Borrowers or Lender, in form and substance reasonably satisfactory to Lender.
(k)    Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of (i) such Obligor’s jurisdiction of organization and (ii) each other jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification and the failure to be so qualified would result in a Material Adverse Effect.
(l)    Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents, together with a loss payable endorsement naming Lender as loss payee and collateral assignments of each business interruption insurance policy, in each case in form and substance reasonably satisfactory to Lender.
(m)    Lender shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Lender. No material adverse change in the financial condition of the Obligors, taken as a whole, or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2014.
(n)    Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.
(o)    Lender shall have received a Borrowing Base Report prepared as of January 31, 2015 Upon giving effect to (1) any funding of Loans or issuance of Letters of Credit on the Closing Date, (2) the funding of the loans made pursuant to the Term Loan Documents, (3) the Senior Notes Redemption being financed in part by the Term Debt and (4) payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Closing Date Availability shall be at least $30,000,000.
(p)    Lender shall have received Projections from the Borrowers, in form and content satisfactory to Lender and the unaudited consolidated and consolidating balance sheet of Borrowers and Subsidiaries for January 31, 2015 and the related statements of operations and cash flows of Borrowers and Subsidiaries for the one-month period ended on such date.
(q)    Lender shall have received its internal credit approval to enter into this Agreement and the other Loan Documents.
(r)    Each Borrower shall have provided to the Lender the documentation and other information requested by Lender in order to comply with requirements of the Patriot Act.
(s)    Borrowers shall have received, gross loan proceeds of at least $35,000,000 pursuant to the Term Loan Documents, the terms and provisions of which must be acceptable to Lender, and Lender shall have received a copy, certified by a Senior Officer of the Borrower Agent as true and complete, of each of the material Term Loan Documents, in each case as executed and delivered, together with all exhibits and schedules thereto.

(t)    The Borrowers shall have delivered a perfection certificate, in form and substance reasonably acceptable to Lender, executed and delivered on behalf of the Borrowers by an Authorized Officer of each Borrower.
(u)    The Borrowers shall have established their respective primary operating and collection accounts at Lender and established a cash management system at Lender reasonably acceptable to Lender.
(v)    [Reserved].
(w)    Lender shall have received evidence, in form and substance satisfactory to it, that no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or the consummation of the transaction hereunder or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
6.2    Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
(a)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
(c)    All conditions precedent in any other Loan Document shall be satisfied;
(d)    No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
(e)    With respect to a Letter of Credit issuance, all LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate.
SECTION 7.     COLLATERAL
7.1    Grant of Security Interest
To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(f)    all Accounts;

(g)    all Chattel Paper, including electronic chattel paper;
(h)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(i)    all Deposit Accounts;
(j)    all Documents;
(k)    all General Intangibles, including Intellectual Property;
(l)    all Goods, including Inventory, Equipment and fixtures;
(m)    all Instruments;
(n)    all Investment Property;
(o)    all letters of credit (as defined in the UCC) and Letter-of-Credit Rights;
(p)    all Supporting Obligations;
(q)    all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral;
(r)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(s)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;
provided, that the Collateral shall not include, in each case, any Excluded Property of such Obligor.
7.2    Lien on Deposit Accounts; Cash Collateral
7.2.1    Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Lender to make such request.
7.2.2    Cash Collateral. Cash Collateral may be invested, at Lender’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3    Real Estate Collateral
7.3.5    Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate located at (a) 59 Armstrong Road, Plymouth County, Massachusetts and (b) 601, 603 and 605 Kingsland Drive, Batavia, Kane County, Illinois. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby (subject to the provisions of the Intercreditor Agreement). Subject to the Intercreditor Agreement, if any Borrower acquires (as owner) Real Estate hereafter (and, with respect to the Meridian Warehouse, in the event the existing mortgage lien on the Meridian Warehouse is paid off and not refinanced), Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) Lien in favor of Lender on such Real Estate, and shall deliver all Related Real Estate Documents.
7.3.6    Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Borrower hereby collaterally transfers and assigns to Lender all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, as lessor, and all extensions, renewals, modifications and proceeds thereof.
7.4    Other Collateral
7.4.1    Commercial Tort Claims. Borrowers shall promptly notify Lender in writing if, to the knowledge of any Borrower, any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender. No failure to so notify (and no other failure of Obligors to fulfill any duty under the Loan Documents with respect to any Commercial Tort Claim) shall, or shall be interpreted to, release or limit any such Commercial Tort Claim or be used as evidence same does not exist or has been released.
7.4.2    Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral (other than Excluded Property) consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party (other than Collateral at repair shops in the Ordinary Course of Business or in transit in the Ordinary Course of Business), at Lender’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.
7.5    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.6    Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that describes the Collateral as “all assets”

or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.
7.7    [Reserved].
7.8    Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Liens and rights granted pursuant to this Agreement or any other Loan Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Lender hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, such Intercreditor Agreement shall control, and no right, power, or remedy granted to the Lender hereunder or under any other Loan Document shall be exercised by the Lender in violation of the Intercreditor Agreement.
SECTION 8.     COLLATERAL ADMINISTRATION
8.1    Borrowing Base Reports. By the 15th day of each month, Borrowers shall deliver to Lender a Borrowing Base Report as of the close of business of the previous month; provided that delivery of the Borrowing Base Report as of February 28, 2015 shall not be required until March 23, 2015. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Lender may from time to time adjust such report (a) to reflect Lender’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account (and any reductions in Revolving Loans resulting from the application of such amounts to the Obligations) or otherwise; (b) to adjust, in the Lender’s Permitted Discretion, advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; provided that any advance rate adjustments shall not be duplicative of the establishment of any Availability Reserves; and (c) to the extent any information or calculation does not comply with this Agreement. Notwithstanding the foregoing, if Availability is less than the greater of (1) 30% of the Revolver Commitment and (2) $2,250,000, the Borrowing Base Report shall be delivered on the first Business Day of each week as of the close of business of the previous week, and at such other times as Lender may request; provided that adjustments for in-transit inventory and excess or obsolete inventory will continue to be made on a monthly basis.
8.2    Accounts.
8.2.7    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in accordance with GAAP, of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Upon the request of the Lender, each Borrower shall also provide to Lender, on or before the 15th day of each month, a monthly report of delinquent accounts, in the form provided or approved by Lender, containing the information requested therein.
8.2.8    Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
8.2.9    Account Verification. Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise; provided, however, that, unless an Event of Default is then in existence, (i) prior to conducting each set of verifications, Lender shall consult with Borrowers about the verification process and (ii) such verifications shall not be conducted in the name of Lender or otherwise identify Lender. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.
8.2.10    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to arrangements acceptable to Lender. Within the time period set forth on Schedule 10.1.11, Borrowers shall obtain an agreement (in form and substance satisfactory to Lender) from each Dominion Account bank establishing Lender’s Lien in the Dominion Account and control over disposition of funds in the Dominion Account (which control over disposition of funds may be exercised by Lender during any Trigger Period) and waiving offset rights of such bank, except for customary administrative charges and other customary expenses. If a Dominion Account is not maintained with Lender, Lender may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Borrowers for any Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.11    Proceeds of Collateral. Borrowers shall take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral (other than Collateral as to which the Term Lender has a first priority Lien pursuant to the Intercreditor Agreement) are made promptly to a Dominion Account. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral (other than Collateral as to which the Term Lender has a first priority Lien pursuant to the Intercreditor Agreement), it shall hold same in trust for Lender and promptly (not later than two Business Days after receipt) deposit same into a Dominion Account. Any cash or Payment Items with respect to any Collateral (other than Collateral as to which the Term Lender has a first priority Lien pursuant to the Intercreditor Agreement) received directly by the Borrowers shall be deemed held by such Borrower in trust and as fiduciary for the Lender. Each Borrower agrees not to commingle any such cash or Payment Items with any of such Borrower’s other funds or property, but to hold such funds separate and apart in trust and as fiduciary for the Lenders until deposit is made into the Dominion Account.
8.3    Inventory.
8.3.3    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, in accordance with GAAP, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each physical count.
8.3.4    Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $100,000.00; and (d) during any Trigger Period, any payment received by a Borrower for a return is promptly remitted to Lender for application to the Obligations.
8.3.5    Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in compliance with the FLSA and in accordance with other Applicable Law in all material respects. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, except pursuant to Borrowers’ customary return policies consistent with past practice. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4    Equipment
8.4.1    Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, in accordance with GAAP, including kind, quality (to the extent required by GAAP), quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form reasonably satisfactory to Lender. Promptly upon request, Borrowers shall deliver to Lender evidence of their ownership or interests in any Equipment.
8.4.2    Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like or better function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (or subject to Permitted Liens to the extent the replaced Equipment was subject to the same Permitted Liens), (c) the trade-in or other disposition of Equipment in the Ordinary Course of Business for Equipment of like or better value which is obtained by such Obligor substantially contemporaneously (but, in any event, within 30 days) with such trade-in or other disposition and is free of Liens other than Permitted Liens or (d) the transfer of Equipment among Borrowers.
8.4.3    Condition of Equipment. All material Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that all material Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.
8.5    Deposit Accounts; Securities Accounts.
8.5.8    Schedule 8.5.1 sets forth all Deposit Accounts maintained by Borrowers as of the Closing Date, including all Dominion Accounts. Subject to Section 10.1.11, each Borrower shall take all actions necessary to establish Lender’s control of each such Deposit Account (other than (a) Deposit Accounts constituting Excluded Property, (b) for a period of ninety (90) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the accounts at each Existing Depositary Bank so long as the sweep instructions provided in Section 8.2.5 are being provided by the Borrowers and (c) for a period of sixty (60) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the deposit account maintained at JPMorgan Chase Bank, N.A., so long as such account is used solely to receive quarterly annuity payments from The Hartford Financial Services Group, Inc. or an Affiliate thereof). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender or Term Lender, so long as subject to the Intercreditor Agreement)) to have control over a Deposit Account or any Property deposited therein; provided that IMS, consistent with past practice, may receive certain Payment Items on behalf of the Borrowers and deposit such Payment Items into a Dominion Account of a Borrower. Each Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.5 to reflect same.
8.5.9    The Borrowers shall, on a daily basis, instruct each of US Bank, National Association and BMO Harris Bank (each, an “Existing Depositary Bank”) to transfer any and all amounts from each Borrower’s Deposit Accounts at such Existing Depositary Bank to a Dominion Account maintained at Lender.

8.5.10    Schedule 8.5.3 sets forth all Securities Accounts maintained by Borrowers as of the Closing Date. For a period of ninety (90) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the Borrowers may maintain Securities Accounts with securities intermediates other than the Lender or an Affiliate of the Lender, but thereafter all Securities Accounts must be maintained with the Lender or an Affiliate of the Lender. Each Borrower shall take all actions necessary to establish Lender’s control of each such Securities Account. Each Borrower shall be the sole account holder of each Securities Account and shall not allow any other Person (other than Lender or Term Lender, so long as subject to the Intercreditor Agreement)) to have control over a Securities Account or any Property deposited therein.
8.6    General Provisions.
8.6.7    Location of Collateral. All tangible items of Collateral with a fair market value equal to or greater than $100,000 (but not greater than $250,000 in the aggregate), other than Inventory in transit or Equipment in transit or at repair shops in the Ordinary Course of Business, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 days’ prior written notice to Lender.
8.6.8    Insurance of Collateral; Condemnation Proceeds.
(a)    Subject to the provisions of Section 7.8 hereof, each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender. Subject to the provisions of Section 7.8 hereof proceeds under each policy shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as loss payee; (ii) requiring 30 days’ (or 10 days’ in the case of non-payment of premium) prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. Subject to the provisions of Section 7.8 hereof, if an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.
(b)    Subject to the provisions of Section 7.8 hereof, any proceeds of insurance (other than (a) proceeds from workers’ compensation or D&O insurance, (b) proceeds of liability insurance that pay for costs of defense or are paid to the applicable injured or harmed third party or (c) proceeds of life insurance annuities which Blyth, Inc. then turns over to officers or employees) of the Obligors and any awards arising from condemnation of any Collateral shall be paid to Lender; provided that if requested by Borrowers in writing within 15 days after Lender’s receipt of any insurance proceeds of business interruption insurance, Borrowers may use such proceeds for general working capital purposes (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists and (ii) a Trigger Period is not in effect. Subject to the provisions of Section 7.8 hereof, any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations under the Loan Documents (and to any other Obligations during the continuance of an Event of Default), with any remaining surplus to be paid to the Borrowers or as required by applicable law.

(c)    Subject to the provisions of Section 7.8 hereof, if requested by Borrowers in writing within 15 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, and, in the case of a loss or destruction in excess of $1,000,000, shall be done in accordance with plans reasonably satisfactory to Lender; (iii) in the case of destroyed buildings, replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) in the case of a loss or destruction in excess of $1,000,000, Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require.
8.6.9    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.10    Defense of Title. Each Borrower shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7    Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers, and subject to the provisions of Section 7.8 hereof:
(c)    Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and
(d)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
SECTION 9.     REPRESENTATIONS AND WARRANTIES

9.1    General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
9.1.12    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.13    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.
9.1.14    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.15    Capital Structure. Schedule 9.1.4 shows, for each Borrower and any directly held Subsidiary of each Borrower, its name, jurisdiction of organization, authorized and issued Equity Interests (except Equity Interests issued by Blyth, Inc.), holders of its Equity Interests (except Equity Interests issued by Blyth, Inc.), and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets (other than purchases of Inventory or Equipment in each case in the Ordinary Course of Business) from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien and the Lien in favor of the Term Lender, so long as subject to the Intercreditor Agreement, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney (except in the Loan Documents and the Term Loan Documents) relating to Equity Interests of any Borrower (except Blyth, Inc.) or Subsidiary.
9.1.16    Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property material to the conduct of its business, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims (other than those being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. Subject to the provisions of Section 7.8 and except as provided in Sections 8.5.1 and 8.5.3, all Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.
9.1.17    Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:
(a)    it is genuine and in all respects what it purports to be;

(b)    it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, as stated in the applicable monthly statement to the Account Debtor, a copy of which has been furnished or is available upon request to Lender;
(d)    it is not subject to any offset, Lien (other than Lender’s Lien or the Lien in favor of the Term Lender, so long as subject to the Intercreditor Agreement), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency of any kind (except the Borrowers’ customary return policies in accordance with past practice);
(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(f)    no extension, compromise, settlement, modification, credit, deduction or, except the Borrowers’ customary return policies in accordance with past practice, return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and
(g)    to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.18    Financial Statements. The consolidated and, if applicable, consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP (except in the case of non-audited financial statements for the absence of footnotes and normal year-end adjustments and other immaterial variances from GAAP consistent with past practices), and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at the time of delivery of such projections (it being understood and agreed that actual result may vary materially from projected results). Since December 31, 2014, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.
9.1.19    Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.20    Taxes. Each Borrower and Subsidiary has filed all federal and all material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all federal Taxes and all other material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.21    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, other than fees payable to an investment banker whose identity has been disclosed in writing to Lender prior to the Closing Date and in an amount also so disclosed.
9.1.22    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property material to the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) material to the conduct of its business. Except as disclosed on Schedule 9.1.11, as of the Closing Date no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property and Intellectual Property for which an application for registration has been submitted or is pending, in each case owned or licensed (except for commercially available off-the-shelf, shrinkwrap, clickwrap, click-through or similar software license or content use agreements or the like) by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11 (as supplemented from time to time by the quarterly delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement).
9.1.23    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.24    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law unless such non-compliance has been cured. No Inventory has been produced in violation of the FLSA.
9.1.25    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice which could reasonably be expected to result in a Material Adverse Effect. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it which could reasonably be expected to result in a Material Adverse Effect. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.
9.1.26    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule

9.1.15 or as permitted under Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.27    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) would reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule (as supplemented from time to time by delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement), to the knowledge of the Obligors no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.28    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any contract where such default, event or circumstances would reasonably be expected to have a Material Adverse Effect or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a contract prior to its scheduled termination date which could reasonably be expected to have a Material Adverse Effect.
9.1.29    ERISA. Except as disclosed on Schedule 9.1.18:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.
(d)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.30    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance (other than temporary closures due to casualties) that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.31    Labor Relations. Except as set forth on Schedule 9.1.20 (as supplemented from time to time by delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement), no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or material consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.32    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.33    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.34    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.35    OFAC. No Borrower, Subsidiary, or director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by an individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a country, territory or jurisdiction that is the subject of a Sanction.
9.1.36    Use of Loan Proceeds; Senior Notes Redemption. Borrowers shall use the proceeds of the Term Debt solely to make part of the payment necessary to consummate the Senior Notes Redemption and not for any other purpose. Borrowers shall timely make the Senior Notes Redemption on March 10, 2015 in accordance with the terms of the Senior Notes Indenture.
9.2    Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS

10.1    Affirmative Covenants. As long as any Commitment or Obligations (other than contingent indemnification obligations for which no claim has been asserted) are outstanding, each Borrower shall, and shall cause each Subsidiary to:
10.1.6    Inspections; Appraisals
(e)    Permit Lender from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.
(f)    Reimburse Lender for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to two times per Loan Year; (ii) appraisals of Inventory, and Accounts up to two times per Loan Year (one being a full appraisal and the other being a desktop appraisal) and (iii) appraisals of owned Real Estate (other than the property 601, 603 and 605 Kingsland Drive, Batavia, Illinois) once per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Lender’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Lender.
10.1.7    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided, that the Borrowers shall also deliver to the Lender, at the time such audited statements are delivered, an internally prepared annual balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(b)    as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (to the extent provided for in a Form 10-Q) and certified on behalf of the Borrowers by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such Fiscal Quarter and period, subject to normal year‑end adjustments and the absence of footnotes; provided, that the Borrowers shall also deliver to the Lender, at the time such quarterly statements are delivered, an internally prepared quarterly balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(c)    as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified on behalf of the Borrowers by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such month and period, subject to normal year‑end adjustments and the absence of footnotes; provided, that the Borrowers shall also deliver to the Lender, at the time such monthly statements are delivered, an internally prepared monthly balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(d)    concurrently with delivery of financial statements under clauses (a), (b) and (c) above (regardless of whether a Trigger Period is in effect), or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
(e)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements, to the extent that the Borrowers’ accountants consent to such delivery (the Borrowers hereby agree to request such consent);
(f)    not later than 10 Business Days after delivery of financial statements under clause (a) above (commencing with financial statements for the Fiscal Year ending December 31, 2016), a certificate (which may be included in the applicable Compliance Certificate) setting forth a calculation of “Excess Cash Flow” (as defined in the Term Loan Documents) for such Fiscal Year;
(g)    not later than 60 days after the end of each Fiscal Year (commencing with projections for the Fiscal Year ending December 31, 2016, to be delivered within 60 days after December 31, 2015) projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the then-current Fiscal Year, month by month, and for the next two Fiscal Years, year by year;
(h)    at Lender’s reasonable request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;
(i)    except as otherwise provided in clauses (a) and (b) above, promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower, in each case which shall be deemed received by Lender (for purposes of this clause (h) and, for the avoidance of doubt, not for purposes of clauses (a) and (b) above) when filed with the Securities and Exchange Commission;
(j)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(k)    such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business
10.1.8    Notices. Notify Lender in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary, (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment against any Obligor or a Subsidiary thereof in an amount exceeding $300,000.00; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor or receipt of any Environmental Notice, in each case which could reasonably be expected to have a Material Adverse Effect or cause any such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business of any Obligor, at least 30 days prior to such opening or (l) any material change to business interruption insurance.
10.1.9    Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.10    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary which could reasonably be expected to have a Material Adverse Effect or cause such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
10.1.11    Taxes. Pay and discharge all federal Taxes and all other material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.12    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance consistent with prior practice and subject to an insurance assignment satisfactory to Lender or covered in the policy endorsement naming Lender as loss payee.
10.1.13    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other Property of Borrowers and Subsidiaries in full force and effect, except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect; promptly notify Lender of any proposed modification to any such License that could reasonably be expected to be adverse to the interests of the Lender, or entry into any new License affecting any Collateral or other material Property (except for commercially available off-the-shelf, shrinkwrap, clickwrap, click-through or similar software license or content use agreements or the like); pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License affecting any Collateral or other Property which could reasonably be expected to have a Material Adverse Effect.
10.1.14    Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to become a Borrower hereunder or to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets (other than Excluded Property) of such Person, including delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall deem appropriate. Notwithstanding the foregoing, (a) prior to the occurrence of the Specified Meridian Acquisition (or the purchase of the remaining 50% interest in Meridian as a Permitted Acquisition pursuant to clause (2) of the definition thereof), Meridian shall not be required to be a Borrower or Guarantor and (b) upon the occurrence of the Specified Meridian Acquisition (or the purchase of the remaining 50% interest in Meridian as a Permitted Acquisition pursuant to clause (2) of the definition thereof), Meridian shall be required to be a Borrower or Guarantor hereunder so long as not prohibited by a Restrictive Agreement to which Meridian is a party.
10.1.15    Depository Bank. Except as permitted under Sections 8.5.1 or 8.5.3, maintain Lender as its principal depository bank for all Obligors located in the United States, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services; provided, for the avoidance of doubt, that it is understood that, so long as otherwise permitted under the Loan Documents and not secured by any Lien, (a) Obligors may enter into foreign currency hedging agreements with other financial institutions and (b) utilize commercial credit card services of other financial institutions in the Ordinary Course of Business.
10.1.16    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 10.1.11, in each case within the time limits specified on such schedule, which time limits may be extended by the Lender, in its sole discretion).
10.2    Negative Covenants. As long as any Commitment or Obligations (other than contingent indemnification obligations for which no claim has been asserted) are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
10.2.4    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(e)    the Obligations;
(f)    Subordinated Debt;
(g)    Permitted Purchase Money Debt;

(h)    Borrowed Money (other than the Obligations, the Term Debt, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;
(i)    Bank Product Debt incurred in the Ordinary Course of Business, as long as the aggregate mark-to-market obligations under Hedging Agreements do not exceed $1,000,000.00 at any given time;
(j)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000.00 in the aggregate at any time;
(k)    Permitted Contingent Obligations;
(l)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(m)    Debt consisting of loans against the cash surrender value of certain life insurance policies owned by one or more Borrowers, the proceeds of which loans are used towards the payment of the premiums under such policies;
(n)    intercompany Debt permitted under Section 10.2.7;
(o)    to the extent constituting Debt, surety, performance and customs bonds and the like incurred in the Ordinary Course of Business;
(p)    mortgage debt of Meridian with respect to the Meridian Warehouse;
(q)    Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,000,000 in the aggregate at any one time;
(r)    Term Debt in a principal amount not to exceed that permitted under the Intercreditor Agreement and provided that the Term Debt is otherwise subject to the terms of the Intercreditor Agreement;
(s)    earn-outs and purchase price adjustments in the Native Remedies Acquisition and in Permitted Acquisitions; and
(t)    foreign currency hedging agreements and commercial credit card services with other financial institutions pursuant to Section 10.1.10.
10.2.5    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(g)    Liens in favor of Lender;
(h)    Purchase Money Liens securing Permitted Purchase Money Debt;
(i)    Liens for Taxes not yet due or being Properly Contested;
(j)    statutory Liens (other than Liens for Taxes or imposed under ERISA or, with respect to any Plan, the Code) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(k)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, performance (including customs) and surety bonds, bids, contracts, statutory obligations and other similar obligations, as long as such Liens (other than deposits) are at all times junior to Lender’s Liens and are required or provided by law;
(l)    Liens arising in the Ordinary Course of Business and subject to Lien Waivers;
(m)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) with respect to any Obligor, at all times junior to Lender’s Liens;
(n)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(o)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(p)    Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);
(q)    existing Liens shown on Schedule 10.2.2;
(r)    Liens in favor of the Term Lender securing the Term Debt (subject at all times to the Intercreditor Agreement);
(s)    Purported Liens arising from the filing of precautionary UCC financing statements regarding operating leases or consignments and/or customary “back up” security interests granted in operating leases relating to the leased Equipment;
(t)    Subleases, licenses, sublicenses or the like granted by any Obligor or its Subsidiaries in the Ordinary Course of Business to third Persons and leases (or subleases) of unused space in Real Estate owned by the Obligors or their Subsidiaries, in each case not interfering in any material respect with the conduct of such Obligor or Subsidiaries;
(u)    Statutory Liens of landlords arising in the Ordinary Course of Business for (i) amounts not yet overdue by more than 30 days and (ii) amounts that are overdue and are being Properly Contested.
(v)    mortgage liens with respect to the Meridian Warehouse to secure the debt permitted under Section 10.2.1(l).
(w)    other Liens attaching to assets other than Accounts and Inventory securing obligations incurred in the Ordinary Course of Business so long as the aggregate principal amount of the obligations so secured does not exceed $1,000,000 at any one time outstanding.
10.2.6    [Reserved].
10.2.7    Distributions; Upstream Payments. Declare or make any Distributions other than Permitted Distributions and Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for (i) restrictions under the Loan Documents or Term Loan Documents, (ii) restrictions under Applicable Law, (iii) restrictions in effect on the Closing Date as shown on Schedule 9.1.15, (iv) restrictions in effect at the time a Person becomes a Subsidiary so long as such restriction was not entered into in contemplation of such Person becoming a Subsidiary and restricts only such Subsidiary, and (v) restrictions permitted under Section 10.2.14.
10.2.8    Restricted Investments. Make any Restricted Investment.
10.2.9    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, a transfer of Property by one Obligor to another Obligor, or a transfer of Property by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor.
10.2.10    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) loans to officers and employees provided such loans do not exceed, at any one time outstanding, $100,000; (c) prepaid expenses, security deposits and extensions of trade credit made in the Ordinary Course of Business; (d) deposits with financial institutions permitted hereunder; (e) intercompany loans existing on the Closing Date and set forth on Schedule 10.2.7; (f) other intercompany loans (i) by one Obligor to another Obligor or (ii) by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor; and (g) loans from Blyth, Inc. to ViSalus pursuant to the ViSalus Credit Facility.
10.2.11    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect, to the extent applicable, on the Closing Date (or as amended thereafter with the consent of Lender or, in the case of the Term Debt, as permitted by the Intercreditor Agreement); provided, however, Permitted Debt Prepayments may be made.
10.2.12    Fundamental Changes. (a) Without providing Lender with at least thirty (30) days’ prior written notice of the same, with respect to any Obligor, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; or (b) liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers, consolidations or liquidations (or dissolutions or wind-ups) of a wholly-owned Subsidiary with or into another wholly-owned Subsidiary or with or into a Borrower; or (b) Permitted Acquisitions.
10.2.13    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in compliance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except to another Subsidiary of the Borrowers (and provided Section 10.1.9 is complied with) and except directors’ qualifying shares or other de minimus shares required to comply with Applicable Law.
10.2.14    Organic Documents. Amend, modify or otherwise change any of its Organic Documents, in any manner which could reasonably be expected to be adverse to the interest of the Lender.
10.2.15    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.16    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or recommended by the Obligor’s independent certified public accounts, and in each case in accordance with Section 1.2; or change its Fiscal Year.
10.2.17    Restrictive Agreements. Become a party to any Restrictive Agreement, except (i) the Term Loan Documents (as in effect on the Closing Date or as amended as permitted under the Intercreditor Agreement) or (ii) a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder or operating leases, as long as the restrictions apply only to collateral for such Debt or the property leased under such operating leases; (c) constituting customary restrictions on assignment in leases and other contracts or (d) if the Specified Meridian Acquisition occurs, restrictions on Meridian.
10.2.18    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.19    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental or reasonably related thereto. Each FSHCO shall not engage in any material business or operations or acquire any assets or incur any liabilities other than (i) holding the ownership interests of one or more Foreign Subsidiaries or other FSHCO, (ii) such other activities as are required or prudent in connection with the maintenance of good standing and administration of such FSHCO and (iii) obligations under the Loan Documents and Term Loan Documents.
10.2.20    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) the transactions under the Term Loan Documents and any other transactions expressly permitted by the Loan Documents; (b) payment of reasonable (from the good faith perspective of the Board of Directors of the applicable Borrower or Subsidiary) compensation to officers and employees for services actually rendered or severance arrangements, and payment of customary directors’ fees (and reimbursement of reasonable expenses) and indemnities; (c) transactions solely among Borrowers or solely among non-Obligor Subsidiaries; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; (e) issuance of Equity Interests by Blyth, Inc. provided same does not result in a Change of Control or otherwise result in a Default or Event of Default, and (f) transactions with Affiliates, upon fair and reasonable terms (from the perspective of the Borrowers and its Subsidiaries) and no less favorable (to the Borrowers and its Subsidiaries) than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.21    Plans. Become party to any Pension Plan, Multiemployer Plan or Foreign Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA, regardless of whether ERISA is applicable thereto) (unless such plan is mandated by a government other than the United States for employees of any Obligor or Subsidiary), other than any in existence on the Closing Date.
10.2.22    Amendments to Subordinated Debt . Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt (other than as a result of paid-in-kind interest), or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.23    Amendments to Term Loan Documents. Make or permit any prepayment of principal of the Term Debt not constituting a Permitted Debt Prepayment or amend or modify any Term Loan Document, except any amendment or modification permitted by the Intercreditor Agreement.
10.2.24    Status of KWA, Inc. KWA, Inc., a Minnesota corporation, shall not (a) hold any assets (other than tax attributes such as net operating losses), (b) have any material liabilities other than (i) the liabilities under the Loan Documents or the Term Loan Documents, (ii) Tax liabilities in the Ordinary Course of Business and (iii) corporate, administrative and operating expenses in the Ordinary Course of Business or (c) engage in any business other than (i) acting as a party to the Loan Documents and pledging its assets to the Lender pursuant to the Security Documents to which it is a party or (ii) acting as a party to the Term Loan Documents and pledging its assets to the Term Lender thereunder (subject to the terms of the Intercreditor Agreement).
10.2.25    Amendments to ViSalus Credit Facility. Amend, supplement or otherwise modify the ViSalus Credit Facility if such modification increases the maximum commitment amount of Blyth, Inc. to provide “Revolving Credit Loans” (as defined in the ViSalus Credit Facility) thereunder to more than $6,000,000.
10.3    Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrowers shall:
10.3.11    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 12 month period of at least 1.00 to 1.00 while a Trigger Period is in effect, measured for the most recent such period for which monthly financial statements were delivered hereunder prior to the Trigger Period and each such monthly period ending thereafter until the Trigger Period is no longer in effect.
SECTION 11.     EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and, other than in the case of principal or reimbursement obligations for draws under Letters of Credit, such failure shall continue for more than three Business Days;
(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1 (except as set forth below), 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.2 or 10.3;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days (or (i) five Business Days in the case of a breach or failure to perform any covenant contained in Section 10.1.2 or (ii) five calendar days in the case of a breach or failure to timely deliver the monthly Borrowing Base Report as provided in Section 8.1) after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);
(f)    Any breach or default (after any applicable grace period) of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations, but including the obligations under the Term Loan Documents) in excess of $500,000.00, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000.00 (net of insurance coverage therefor that has not been denied by the insurer) and such judgment or order remains unpaid for more than thirty (30) days, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
(h)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000.00;
(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business and the same could reasonably be expected to result in a Material Adverse Effect; an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business and the same could reasonably be expected to result in a Material Adverse Effect; there is a cessation of any part of an Obligor’s business for a material period of time and the same could reasonably be expected to result in a Material Adverse Effect; any Collateral or Property of an Obligor is taken or impaired through condemnation and the same could reasonably be expected to result in a Material Adverse Effect; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as permitted by Section 10.2.9); or an Obligor is not Solvent;
(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(k)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;
(m)    A Change of Control occurs; or
(n)    The Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect, ceases to be enforceable against the Term Lender in accordance with the terms thereof, or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason, or the Borrower or any other Obligor or the Term Lender shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any provision of the Intercreditor Agreement, (B) that the Lender is entitled to the benefits of the Intercreditor Agreement or (C) that all payments of principal of or premium and interest under the Term Loan Documents, or realized from the liquidation of any property of any Obligor, shall be subject to the Intercreditor Agreement; or (iii) the Obligations shall cease to constitute “Senior Creditor Obligations” (or the equivalent) under the Term Loan Documents.
11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may, subject to the provisions of Section 7.8 hereof, in its discretion do any one or more of the following from time to time:
(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
(b)    terminate, reduce or condition any Commitment, or adjust the Borrowing Base;
(c)    require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and
(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
11.3    License. To the fullest extent permitted by Applicable Law, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall, to the fullest extent permitted by Applicable Law inure to Lender’s benefit.

11.4    Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5    Remedies Cumulative; No Waiver.
11.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.     MISCELLANEOUS
12.1    Amendments and Waivers.
12.1.12    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents. Lender may at any time assign all or a portion of its rights and obligations under this Agreement; provided that the consent of the Borrowers (such consent not to be unreasonably conditioned, withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Affiliate of Lender; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within ten (10) days after having received notice thereof.
12.1.13    Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.
12.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
12.3    Notices and Communications.
12.3.2    Notice Address. Subject to Section 4.1.3, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or in the case of a Person who becomes a Lender after the Closing Date, at the address shown on the documents in connection with such assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
12.3.3    Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Lender and only for routine communications, such as delivery of financial statements, Borrowing Base Reports and other information required by Section 10.1.2, administrative matters and matters permitted under Section 4.1.3. Lender make no assurances as to the privacy and security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
12.3.4    Platform. Borrowing Base information, reports, financial statements, materials and other information shall be delivered by Borrowers pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”). Borrowers shall notify Lender of each posting of information on the Platform, and information shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided “as is” and “as available.” Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. No Indemnitee shall have any liability to Borrowers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of any information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
12.3.5    Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.
12.4    Performance of Borrowers’ Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
12.5    Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
12.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
12.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
12.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Lender may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.
12.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
12.10    No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
12.11    Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Lender may publish or disseminate general information concerning this credit facility, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
12.12    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
12.13    Consent to Forum.
12.13.1    Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
12.13.2    Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.
12.14    Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment (except notices expressly set forth in the Loan Documents), default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) except as expressly set forth in the Loan Documents, notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
12.15    Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender may also require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of Applicable Law.
12.16    Release Prior to Termination. In the event of any Asset Disposition permitted by Section 10.2.6, the Lender shall, at the request and expense of the Borrowers, release its Lien on the assets being transferred. In connection with any such release, upon the request of Borrower Agent and at Borrowers’ expense, the Lender shall promptly deliver to Borrower Agent any possessory Collateral held by the Lender.
12.17    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
12.18    SUBORDINATION OF INTERCOMPANY DEBT. Each Borrower agrees that all intercompany Debt among Obligors (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary; provided that no Event of Default has occurred and is continuing and Lender not delivered notice to the Borrower, the Borrowers may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this Agreement; provided, that in the event of and during the continuation of any Event of Default upon notice from Lender, no payment shall be made by or on behalf of any Borrower on account of any Intercompany Debt. In the event that any Borrower receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 12.18, such payment shall be held by such Borrower, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Lender.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER: BANK OF AMERICA, N.A. By: Title: Address: Bank of America, N.A. 185 Asylum Street Hartford, Ct 06103 Attn: Robert Q. Mahoney robert.mahoney@baml.com
BORROWERS: BLYTH, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
BLYTH HOME EXPRESSIONS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com

(

BLYTH DIRECT SELLING HOLDINGS, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

BLYTH CATALOG AND INTERNET HOLDINGS, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

PURPLE TREE, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

PARTYLITE HOLDING, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

SILVER STAR BRANDS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com

PARTYLITE GIFTS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
BJI CORPORATION By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
PARTYLITE WORLDWIDE, LLC By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
CANDLE CORPORATION OF AMERICA (DELAWARE) By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
CANDLE CORPORATION OF AMERICA By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com

KWA, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com